Exhibit 10.3
DISCHARGE OF OBLIGOR UNDER INDENTURE
THIS DISCHARGE OF OBLIGOR UNDER INDENTURE is dated as of June 22, 2007, between Energy West, Incorporated, a corporation duly organized and existing under the laws of the State of Montana (the “Obligor”), having its principal place of business at 1 First Avenue South, Great Falls, Montana 55401, and HSBC Bank USA, National Association, as successor Trustee (the “Trustee”), having its principal corporate trust office at 452 Fifth Avenue, Attn: Corporate Trust and Loan Agency, New York, NY 10018.
WHEREAS, the Trustee is successor Trustee under an Indenture of Trust dated as of September 1, 1992 (the “Indenture”) relating to Industrial Development Bonds (Great Falls Gas Company Project) issued by Cascade County, Montana, on behalf of Obligor, of which the only bonds remaining outstanding consist of approximately $775,000 in principal amount of Series 1992B bonds (the “Bonds”); and
WHEREAS, the Indenture affords the Obligor the right, pursuant to Section 3-6(b) thereof, to redeem all the Bonds prior to maturity subject to the terms and conditions of the Indenture; and
WHEREAS, the Obligor, on May 11, 2007, provided notice to the Trustee of its intention to redeem all the Bonds on October 1, 2007 (the “Redemption Date”) in compliance with Section 3-6(e) of the Indenture; and
WHEREAS, the Obligor has, on May 11, 2007, requested that the Trustee give notice of redemption of the Bonds to each Owner of the Bonds and to certain specified financial institutions and information services, all in compliance with Section 2-6 of the Indenture; and
WHEREAS, on June 21, 2007, the Obligor has deposited with the Trustee collected funds in an amount sufficient to pay in full the principal amount of the Bonds and all interest to become due thereon through the Redemption Date, along with all other sums payable by the Obligor pursuant to the Indenture, in compliance with the requirements of Sections 7-1 and 7-2 of the Indenture; and
WHEREAS, the Obligor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in compliance with Section 1-3 of the Indenture; and
WHEREAS, Section 7-2 of the Indenture provides that upon deposit with the Trustee of sufficient cash to pay the Bonds in full to the Redemption Date, all liability of the Obligor shall forthwith cease, terminate and be completely discharged, and that Owners of the Bonds shall thereafter have no claim whatsoever against the Obligor, but shall have a claim solely upon the cash so deposited with the Trustee for payment of the Bonds and shall not be entitled to any other benefit of or security under the Indenture;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the receipt and adequacy of which are hereby acknowledged, it is mutually covenanted and agreed as follows:
ARTICLE I
DISCHARGE OF OBLIGOR
1.1 The Obligor is hereby fully released and discharged from all liability to the Owners of the Bonds for payment thereon and from all liability under the Indenture; provided, however, that notwithstanding the full discharge of Obligor under the Indenture, the rights and obligations of the Obligor under Sections 2-13 and the rights benefits and protections afforded to the Trustee under Sections 9-1 and 9-2 shall survive until the Bonds are no longer outstanding. On the Redemption Date, the Bonds shall be considered paid and shall cease to be outstanding and interest on the Bonds shall cease to accrue. Thereafter, the Obligor’s rights and obligations only under Sections 2-13 and 9-1 and the indemnity obligations under 9-2 of the Indenture shall survive.
1.2 All liens, mortgages or other security interests on any and all property and assets of the Obligor which the Trustee holds or may hold in connection with the Indenture are hereby released, discharged and terminated. Except as otherwise provided in Section 1.1 hereof, all obligations of the Obligor under the Indenture are deemed fully satisfied, discharged, terminated and null and void. The Trustee agrees to take all actions and to execute all documents which the Obligor reasonably deems necessary or appropriate to release all liens of the Trustee on any property or assets of the Obligor, including, but not limited to, the execution of releases and re-conveyance of mortgages or deeds of trust or UCC-3 termination statements with respect to any and all such collateral.
1.3 The Trustee agrees to effectuate the notices of redemption as per the Obligors instruction letter dated May 11, 2007 for the Redemption Date on October 1, 2007, as requested by Obligor and in accordance with Section 2-6 of the Indenture, to pay the Bonds as requested by Obligor and in accordance with Section 7-2 of the Indenture and to destroy all canceled Bonds held by the Trustee in a manner customarily used to destroy such Bonds and furnish the Obligor a certificate stating that such Bonds have been destroyed in accordance with Section 2-9 of the Indenture.
ARTICLE II
MISCELLANEOUS PROVISIONS
2.1 Capitalized terms not otherwise defined herein shall have the meanings ascribed such terms in the Indenture.
2.2 This instrument shall be governed by, and construed in accordance with, the laws of the State of Montana.

2.3 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Discharge of Obligor Under Indenture to be duly executed as of the date written above.

ENERGY WEST, INCORPORATED
By:	/s/ David A. Cerotzke
David A. Cerotzke
President and Chief Executive Officer

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Herawatte Alli
Herawatte Alli
Assistant Vice President

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